Exhibit 10.2

EXECUTION VERSION

TAX PROTECTION AGREEMENT

THIS TAX PROTECTION AGREEMENT (this “Agreement”) is made and entered into as of January 30, 2015 by and among Campus Crest Communities, Inc., a Maryland corporation (the “REIT”), Campus Crest Communities Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), and the other persons set forth on Schedule 2.1(i) hereof (each a “Protected Partner,” and collectively the “Protected Partners”).

WHEREAS, pursuant to the Second Amendment to Purchase and Sale Agreement dated as of November 3, 2014 (the “Contribution Agreement”), interests in various entities of which the Protected Partners were members or partners and that directly or indirectly own real property, were acquired by the Partnership or a subsidiary of the Partnership, with the Protected Partners receiving Class A common units (“OP Units”) of limited partnership interest in the Partnership, cash, or a combination of OP Units and cash (the “Transaction”).

WHEREAS, it is intended for federal income tax purposes that the Transaction be treated in accordance with Section 15 of the Contribution Agreement;

WHEREAS, in accordance with Section 15 of the Contribution Agreement, the parties desire to enter into this Agreement regarding certain tax matters associated with the Transaction; and

WHEREAS, the REIT and the Partnership desire to evidence their agreement regarding amounts that may be payable as a result of certain actions being taken by the Partnership regarding the disposition of certain of the assets of Partnership or other contributed assets and certain debt obligations of the Partnership, its partners and its subsidiaries.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein and in the Contribution Agreement, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

To the extent not otherwise defined herein, capitalized terms used in this Agreement have the following meanings:

“Agreement” has the meaning set forth in the Recitals.

“Cash Consideration” has the meaning set forth in Section 2.3.

“Closing” means the closing of the transactions contemplated by the Contribution Agreement other than the acquisition by the REIT and/or its affiliates of additional membership interests in each of Copper Beech Townhome Communities Twenty Six, LLC, Copper Beech Townhome Communities Twenty Eight, LLC, Copper Beech Townhome Communities Twenty Nine, LLC and Copper Beech Townhome Communities IUP Buy SPE Management, LLC.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means the prior written consent to do the act or thing for which the consent is required or solicited, which consent may be executed by a duly authorized officer or agent of the party granting such consent.

“Contribution Agreement” has the meaning set forth in the recitals.

“Excess Payment” has the meaning set forth in Section 4.4

“General Partner” means Campus Crest Communities GP, LLC, the general partner of the Partnership.

“Guaranteed Amount” means the aggregate amount of each Guaranteed Debt that is guaranteed at any time by Partner Guarantors.

“Guaranteed Debt” means any loans incurred (or assumed) by the Partnership or any Subsidiary that are guaranteed by Partner Guarantors pursuant to Section 3.3 hereof.

“Indirect Owner” in the case of a Protected Partner that is an entity classified as an “S corporation”, a partnership or disregarded entity for federal income tax purposes, any person owning an equity interest in such Protected Partner, and, in the case of any Indirect Owner that is an entity classified as an “S corporation”, a partnership or disregarded entity for federal income tax purposes, any person owning an equity interest in such entity.

“Initial Per Unit Minimum Liability Amount” means, for a Protected Partner, (1) from the Closing and until the Second Closing (if the Second Closing occurs), the quotient of (a) the initial maximum Minimum Liability Amount set forth on Schedule 3.1(a)(i) applicable to such Protected Partner, divided by (b) the number of OP Units issued to the Protected Partner on the Closing Date, and (2) from the Second Closing (if the Second Closing occurs), the quotient of (A) sum of (I) the Unit-Based Minimum Liability Amount for that Protected Partner, determined immediately prior to the Second Closing, plus (II) the difference between the maximum Minimum Liability Amount applicable to such Protected Partner set forth on Schedule 3.1(a)(ii) applicable to such Protected Partner minus the initial maximum Minimum Liability Amount set forth on Schedule 3.1(a)(i) applicable to such Protected Partner, divided by (B) the sum of the number of OP Units held by the Protected Partner immediately prior to the Second Closing plus the number of OP Units issued to the Protected Partner in the Second Closing Date.

“Minimum Liability Amount” means, for each Protected Partner, initially the amount set forth on Schedule 3.1(a)(i) hereto next to such Protected Partner’s name, and following the occurrence of the Second Closing (if the Second Closing occurs), initially the amount set forth on Schedule 3.1(a)(ii) hereto next to such Protected Partner’s name, as amended from time to time, but in any case which may not exceed at any time the Unit-Based Minimum Liability Amount for such Protected Partner. The initial aggregate maximum Minimum Liability Amount for all Protected Partners shall be $90,441,089 and, immediately following the occurrence of the Second Closing (if the Second Closing occurs), the aggregate maximum Minimum Liability Amount shall be $100,000,000 (subject to the Unit-Based Minimum Liability Amount-limit described in this definition).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.752-1(a)(2).

“OP Units” has the meaning set forth in the Recitals.

“Partner Guarantors” means those Protected Partners (or Indirect Owners) who have guaranteed any portion of the Guaranteed Debt pursuant to Section 3.3. The Partner Guarantors and each Partner Guarantor’s share of the Guaranteed Amount will be set forth on Exhibit A to Schedule 3.7 hereto, as may be amended from time to time.

“Partnership” has the meaning set forth in the Recitals.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of February 9, 2012, as amended through the Closing Date, and as the same may be further amended in accordance with the terms thereof.

“Partnership Interest Consideration” has the meaning set forth in Section 2.3.

“Protected Gain” shall mean any gain that would be allocable to and recognized by a Protected Partner under Section 704(c) of the Code in the event of the sale of a Protected Property in a fully taxable transaction (and, so, excluding such Protected Partner’s corresponding share of “book gain,” if any, accruing after the Closing (for the Protected Properties set forth on Schedule 2.1(ii)(a)) or accruing after the Second Closing (for the Protected Property set forth on Schedule 2.1(ii)(b))). The initial maximum amount of Protected Gain with respect to each Protected Partner shall be determined as if the Partnership sold a Protected Property in a fully taxable transaction on the Closing Date (for the Protected Properties set forth on Schedule 2.1(ii)(a)) or the Second Closing Date (for the Protected Property set forth on Schedule 2.1(ii)(b)) for consideration equal to the Section 704(c) Value of such Protected Property immediately following the Closing (for the Protected Properties set forth on Schedule 2.1(ii)(a)) or following the Second Closing (for the Protected Property set forth on Schedule 2.1(ii)(b)). For purposes of calculating the amount of Section 704(c) gain that is allocated to a Protected Partner, any “reverse Section 704(c) gain” allocated to such Partner pursuant to Treasury Regulations § 1.704-3(a)(6) shall not be taken into account unless, as a result of adjustments to the Gross Asset Value (as defined in the Partnership Agreement) of any Protected Property pursuant to clause (b) of the definition of Gross Asset Value as set forth in the Partnership Agreement, all or a portion of the gain recognized by the Partnership that would have been Section 704(c) gain without regard to such adjustments becomes or is treated as “reverse Section 704(c) gain” or Section 704(b) gain under Section 704 of the Code, then such gain shall continue to be treated as Section 704(c) gain.

“Protected Partner” means (i) those persons set forth on Schedule 2.1(i) hereto as a “Protected Partner” and (ii) any person who acquires OP Units from a Protected Partner in a transaction in which gain or loss is not recognized in whole or in part and in which such transferee’s adjusted basis, as determined for federal income tax purposes, is determined in whole or in part by reference to the adjusted basis of a Protected Partner in such OP Units.

“Protected Property” means (i) each of the properties identified as a Protected Property on Schedule 2.1(ii)(a) hereto and, following the consummation of the Second Closing, each of the properties identified as a Protected Property on either Schedule 2.1(ii)(a) or on Schedule 2.1(ii)(b) hereto; (ii) a direct or indirect interest owned by the Partnership in any Subsidiary that owns an interest in a Protected Property, if the disposition of such interest would result in the recognition of Protected Gain with respect to a Protected Partner; and (iii) any other property that the Partnership directly or indirectly receives that is in whole or in part a “substituted basis property” as defined in Section 7701(a)(42) of the Code with respect to a Protected Property or interest therein. For the avoidance of doubt, if any Protected Property is transferred to another entity in a transaction in which gain or loss is not recognized, and if the acquiring entity’s disposition of such Protected Property would cause the Protected Partners to recognize gain or loss as a result thereof, such Protected Property (including any interest in such entity acquired directly or indirectly by the Partnership in connection therewith) shall still be subject to this Agreement.

“Qualified Guarantee” has the meaning set forth in Section 3.3.

“Qualified Guarantee Indebtedness” has the meaning set forth in Section 3.3.

“REIT” has the meaning set forth in the Recitals.

“Second Closing” means the closing of the acquisition by the REIT and/or its affiliates of additional membership interests in each of Copper Beech Townhome Communities Twenty Six, LLC, Copper Beech Townhome Communities Twenty Eight, LLC, Copper Beech Townhome Communities Twenty Nine, LLC and Copper Beech Townhome Communities IUP Buy SPE Management, LLC.

“Second Closing Date” means the date of the Second Closing.

“Section 704(c) Value” means the fair market value of a Protected Property as set forth next to each Protected Property on Schedule 2.1(ii).

“Subsidiary” means any entity in which the Partnership owns a direct or indirect interest.

“Successor Partnership” has the meaning set forth in Section 2.2.

“Tax Claim” has the meaning set forth in Section 7.1.

“Tax Proceeding” has the meaning set forth in Section 7.1.

“Tax Protection Period” means:

(1) with respect to the obligations of the Partnership set forth in Article 2 hereof

(X) with respect to the Protected Properties set forth on Schedule 2.1(ii)(a), the period commencing on the Closing Date and ending at 12:01 AM on the day after the earlier of (a) seventh (7th) anniversary of the Second Closing (if the Second Closing occurs) or (b) March 31, 2022; and

(Y) with respect to the Protected Property set forth on Schedule 2.1(ii)(b), the period commencing on the Second Closing Date and ending at 12:01 AM on the day after the earlier of (a) seventh (7th) anniversary of the Second Closing (if the Second Closing occurs) or (b) March 31, 2022; and

(2) with respect to the obligations of the Partnership set forth in Article 3 hereof, the period commencing on the Closing Date and ending at 12:01 AM on the day after the earlier of (a) seventh (7th) anniversary of the Second Closing (if the Second Closing occurs) or (b) March 31, 2022.

“Transaction” has the meaning set forth in the Recitals.

“Unit-Based Minimum Liability Amount” means, at any given time for a Protected Partner, the product of (a) the Initial Per Unit Minimum Liability Amount applicable to such Protected Partner, multiplied by (b) the number of OP Units then held by such Protected Partner.

ARTICLE 2

RESTRICTIONS ON DISPOSITIONS OF PROTECTED PROPERTIES;

REPORTING OF TRANSACTION

2.1          General Prohibition on Disposition of Protected Properties. The REIT and the Partnership agree for the benefit of each Protected Partner, for the term of the Tax Protection Period, that in the event that the Partnership, directly or indirectly sells, exchanges, transfers, or otherwise disposes of a Protected Property or any interest therein (without regard to whether such disposition is voluntary or involuntary) in a transaction that would cause a Protected Partner to recognize any Protected Gain, the provisions of Article 4 shall apply and the Partnership shall make the payments to the Protected Partners provided for in Article 4.

Without limiting the foregoing, the term “sale, exchange, transfer or disposition” by the Partnership shall be deemed to include, and the rights of the Protected Partners with respect thereto under Article 4 shall extend to:

(a)	any direct or indirect disposition by a Subsidiary of any Protected Property or any interest therein;

(b)	any direct or indirect disposition by the Partnership of any Protected Property (or any direct or indirect interest therein) that is subject to Section 704(c)(1)(B) of the Code and the Treasury Regulations thereunder; and

(c)	any distribution by the Partnership to a Protected Partner that is subject to Section 737 of the Code and the Treasury Regulations thereunder.

Without limiting the foregoing, a disposition shall include any transfer, voluntary or involuntary, by the Partnership or a Subsidiary in a foreclosure proceeding, pursuant to a deed in lieu of foreclosure, or in a bankruptcy proceeding.

2.2           Exceptions Where No Gain Recognized. Notwithstanding the restrictions set forth in Section 2.1, the Partnership or a Subsidiary may dispose of any Protected Property (or an interest therein), and Article 4 shall not apply thereto, if and to the extent that such disposition qualifies as a like-kind exchange under Section 1031 of the Code, or an involuntary conversion under Section 1033 of the Code, or other transaction (including, but not limited to, a contribution of property to any entity that qualifies for the non-recognition of gain under Section 721 or Section 351 of the Code, or a merger or consolidation of the Partnership with or into another entity that qualifies for taxation as a “partnership” for federal income tax purposes (a “Successor Partnership”)) that does not result (in the year of such disposition or in a later year within the Tax Protection Period) in the recognition of Protected Gain to a Protected Partner. In further clarification thereof in the case of a Section 1031 like-kind exchange, if such exchange is with a “related party” within the meaning of Section 1031(f)(3) of the Code, any direct or indirect disposition by such related party of the Protected Property or any other transaction prior to the expiration of the two (2)-year period following such exchange and within the Tax Protection Period that would cause Section 1031(f)(1) of the Code to apply with respect to such Protected Property (including by reason of the application of Section 1031(f)(4) of the Code) and a result of which is to cause a Protected Partner to recognize Protected Gain shall be considered a violation of Section 2.1 by the Partnership.

2.3           Mergers. Notwithstanding the foregoing, Section 2.1 shall not apply to a voluntary, actual disposition by a Protected Partner of OP Units in connection with a merger or consolidation of the Partnership pursuant to which (1) the Protected Partner is offered either cash or property treated as cash pursuant to Section 731 of the Code (“Cash Consideration”) or partnership interests in a partnership that would be treated as the continuing partnership under the principles of Section 708 of the Code and the receipt of such partnership interests would not result in the recognition of gain for federal income tax purposes by the Protected Partner (“Partnership Interest Consideration”); (2) the Protected Partner has the ability to elect to receive solely Partnership Interest Consideration in exchange for his OP Units and the continuing partnership has agreed in writing to assume the obligations of the Partnership under this Agreement; (3) no Protected Gain is recognized by the Partnership as a result of any partner of the Partnership receiving Cash Consideration; and (4) the Protected Partner elects to receive Cash Consideration.

2.4           Transactions. For federal, state and local income tax purposes, the Partnership shall report the Transaction in a manner consistent with Section 15 of the Contribution Agreement.

ARTICLE 3

ALLOCATION OF LIABILITIES;

POST-TAX PROTECTION PERIOD GUARANTEE OPPORTUNITIES

3.1           Minimum Liability Allocation. . Immediately following the Closing and during the entire Tax Protection Period, each Protected Partner will be allocated Nonrecourse Liabilities by the Partnership at least equal to the Minimum Liability Amount for such Protected Partner; provided further that the Partnership shall not, during or with respect to the Tax Protection Period, take any position contrary or inconsistent to such allocation in any federal or state income tax returns (including, without limitation, information returns, such as Schedules K-1, provided to partners in the Partnership and returns of Subsidiaries of the Partnership) or any dealings involving the Internal Revenue Service (including, without limitation, any audit, administrative appeal or any judicial proceeding involving the income tax returns of the Partnership or the tax treatment of any holder of partnership interests the Partnership). The Partnership will use the optional method under Treasury Regulation Section 1.752-3(a)(3) to allocate Nonrecourse Liabilities considered secured by any property acquired by the Partnership pursuant to the Transaction to and for the benefit of the Protected Partners to the extent that the “built-in gain” allocable to the Protected Partner under Section 704(c) of the Code with respect to those properties exceeds the amount of the Nonrecourse Liabilities considered secured by such property allocated to the Protected Partners under Treasury Regulation Section 1.752-3(a)(2).

3.2           Post-Tax Protection Period Opportunities.

(a)           Without limiting any of the other obligations of the Partnership under this Agreement, from and after the expiration of the Tax Protection Period, the Partnership shall, upon a request from a Protected Partner, use commercially reasonable efforts to permit such Protected Partner to enter into an agreement with the Partnership to bear the economic risk of loss as to a portion of the Partnership’s recourse indebtedness by undertaking an obligation to restore a portion of its negative capital account balance upon liquidation of such Protected Partner’s interest in the Partnership and/or to bear financial liability under a Guarantee Agreement substantially in the form of Schedule 3.7 hereto for indebtedness that would be considered Qualifying Guarantee Indebtedness under Section 3.3 hereof, if such Protected Partner shall provide information from its professional tax advisor satisfactory to the Partnership showing that, in the absence of such agreement, such Protected Partner likely would not be allocated from the Partnership sufficient indebtedness under Section 752 of the Code and the at-risk provisions under Section 465 of the Code to avoid the recognition of gain (other than gain required to be recognized by reason of actual cash distributions from the Partnership). The Partnership and its professional tax advisors shall cooperate in good faith with such Protected Partner and its professional tax advisors to provide such information regarding the allocation of the Partnership liabilities and the nature of such liabilities as is reasonably necessary in order to determine the Protected Partner’s adjusted tax basis in its OP Units and at-risk amount. If the Partnership permits a Protected Partner to enter into an agreement under this Section 3.2, the Partnership shall be under no further obligation with respect thereto, and the Partnership shall not be required to indemnify such Protected Partner for any damage incurred, in connection with or as a result of such agreement or the indebtedness, including without limitation a refinancing or prepayment thereof or taking any of the other actions required by Article 3 hereof with respect to Qualified Guarantee Indebtedness.

(b)           Notwithstanding the foregoing, if, after the expiration of the Tax Protection Period, due to a change in tax law after the date hereof, either the Partnership determines, or a Protected Partner is advised by counsel, that there is a material risk that such Protected Partner may no longer continue to be allocated debt as a result of a guarantee entered into pursuant to Section 3.3, such Protected Partner may request (i) that the Partnership elect to utilize “transition relief rules” relating to such guarantee to permit and the Partnership shall elect to utilize such transition rules, provided that (1) the change in law provides for transition relief rules, and (2) the transition relief rules do not have a material adverse effect on the Partnership and its partners (other than the Protected Partner) other than a material adverse effect resulting solely from the continued allocation pursuant to Section 752 of the Code and Treasury Regulations thereunder of Partnership liabilities to the Protected Partner equal to the amount the liabilities guaranteed by the Protected Partner, or (ii) a modification of such Guarantee Agreement and the Partnership will use its commercially reasonable efforts to work with the lender with respect to such Guaranteed Debt to have the Guarantee Agreement amended in a manner that will permit such Protected Partner to be allocated such Protected Partner’s Guaranteed Amount with respect to the Guaranteed Debt, or use commercially reasonable efforts to permit such Protected Partner to enter into an agreement with the Partnership to bear the economic risk of loss as to a portion of the Partnership’s recourse indebtedness by undertaking an obligation to restore a portion of its negative capital account balance upon liquidation of such Protected Partner’s interest in the Partnership. For the avoidance of doubt, each Protected Partner hereby acknowledges and agrees that the Partnership shall not be treated as violating its obligations to use commercially reasonable efforts as described in Section 3.2 to the extent that, after such a change of tax law, the allocation of Partnership indebtedness for tax purposes to the Protected Partner cannot be achieved due to the unwillingness of such Protected Partner either to provide a guarantee or similar instrument that complies with the new tax law rules, elect to utilize transition rules (subject to the limitations above), or enter into an agreement with the Partnership to bear the economic risk of loss as to a portion of the Partnership’s recourse indebtedness by undertaking an obligation to restore a portion of its negative capital account balance upon liquidation of such Protected Partner’s interest in the Partnership; provided, however, that the Partnership’s obligations as set forth in the last sentence of Section 3.1 shall continue to apply, but only to the extent permitted by applicable tax law (including by virtue of the “transition relief rules” included in the relevant tax law). Any cost and expenses incurred as a result of such a change in tax law shall be borne equally by the Partnership, on the one hand, and the relevant Protected Partner, on the other hand.

3.3           Qualified Guarantee Indebtedness and Qualified Guarantee: Treatment of Qualified Guarantee Indebtedness as Guaranteed Debt.

For purposes of this Agreement:

“Qualified Guarantee Indebtedness” means indebtedness that satisfies all of the conditions set forth in this Section 3.3, including (i) the debt to be guaranteed must be considered indebtedness of the Partnership for purposes of determining the adjusted tax basis in their partnership interests of the partners in the Partnership; and (ii) the debt to be guaranteed must be considered indebtedness of the Partnership for purposes of determining the adjusted tax basis in their partnership interests of the partners in the Partnership.

A “Qualified Guarantee” means a guarantee by the Partner Guarantors pursuant to a Guarantee Agreement that satisfies the conditions set forth in Section 3.3(a), including that the guarantee must cause the Guaranteed Amount to be included in basis for federal income tax purposes of the Partner Guarantor and considered to be “at risk” for purposes of Section 465 of the Code.

The conditions that must be satisfied at all times with respect to any Guaranteed Debt offered pursuant to Section 3.2 and the guarantees with respect thereto are as follows:

(a)	each such guarantee shall be a “bottom dollar guarantee” such that the lender with respect to the Guaranteed Debt is required to pursue all other collateral and security for the Guaranteed Debt (other than any “bottom dollar guarantees” permitted pursuant to this paragraph (a) and/or Section 3.5 below) prior to seeking to collect on such a guarantee, and the lender shall have recourse against the guarantee only if, and solely to the extent that, the total amount recovered by the lender with respect to the Guaranteed Debt after the lender has exhausted its remedies as set forth above is less than the aggregate of the Guaranteed Amounts with respect to such Guaranteed Debt (plus the aggregate amounts of any other guarantees (x) that are in effect with respect to such Guaranteed Debt at the time the guarantees pursuant Section 3.2 are entered into, or (y) that are entered into after the date the guarantees pursuant to this Article 3 are entered into with respect to such Guaranteed Debt and that comply with Section 3.5 below, but only to the extent that, in either case, such guarantees are “bottom dollar guarantees” with respect to the Guaranteed Debt), and the maximum aggregate liability of each Partner Guarantor for all Guaranteed Debt shall be limited to the amount actually guaranteed by such Partner Guarantor;

(b)	the fair market value of the collateral against which the lender has recourse pursuant to the Guaranteed Debt, determined as of the time the guarantee is entered into (an independent appraisal relied upon by the lender in making the loan shall be conclusive evidence of such fair market value when the guarantee is being entered into in connection with the closing of such loan), shall not be less than 150% of the sum of (1) the aggregate of the Guaranteed Amounts with respect to such Guaranteed Debt, plus (2) the dollar amount of any other indebtedness that is senior to or pari passu with the Guaranteed Debt and as to which the lender thereunder has recourse against property that is collateral of the Guaranteed Debt, plus (3) the aggregate amounts of any other guarantees that are in effect with respect to such Guaranteed Debt at the time the guarantees pursuant to Section 3.2 are entered into with respect to such Guaranteed Debt and that comply with Section 3.3(e) below, but only to the extent that such guarantees are “bottom dollar guarantees” with respect to the Guaranteed Debt);

(c)	(i) the executed guarantee must be delivered to the lender, and (ii) (A) the execution of the guarantee by the Partner Guarantors must be acknowledged by the lender as an inducement to it to make a new loan, to continue an existing loan (which continuation is not otherwise required), or to grant a material consent under an existing loan (which consent is not otherwise required to be granted) or, alternatively, (B) the guarantee must otherwise be enforceable under the laws of the state governing the loan and in which the property securing the loan is located or in which the lender has a significant place of business (with any bona fide branch or office of the lender through which the loan is made, negotiated, or administered being deemed a “significant place of business” for the purposes hereof);

(d)	as to each Partner Guarantor that is executing a guarantee pursuant to this Agreement, there must be no other person that would be considered to “bear the economic risk of loss,” within the meaning of Treasury Regulations Section 1.752-2, or would be considered to be “at risk” for purposes of Section 465(b) of the Code with respect to that portion of such debt for which such Partner Guarantor is being made liable for purposes of satisfying the Partnership’s obligations to such Partner Guarantor under this Article 3;

(e)	the aggregate Guaranteed Amounts with respect to the Guaranteed Debt will not exceed 25% of the amount of the Guaranteed Debt outstanding at the time the guarantee is executed. Except for guarantees already in place at the time a guarantee opportunity is presented to the Protected Partners, at no time can there be guarantees with respect to the Guaranteed Debt that are provided by other persons that are “pari passu” with or at a lower level of risk than the guarantees provided by the Protected Partners. If there are guarantees already in place at the time a guarantee opportunity is presented to the Protected Partners that are “pari passu” with or at a lower level of risk than the guarantees provided by the Protected Partners, then the amount of Guaranteed Debt subject to such existing guarantees shall be added to the Guaranteed Amount for purposes of calculating the 25% limitation set forth in this Section 3.3(e); and

(f)	the obligor with respect to the Guaranteed Debt is the Partnership or an entity which is and will continue to be under the legal control of the Partnership (which shall include a partnership or limited liability company in which the Partnership or a wholly-owned Subsidiary of the Partnership is the sole managing general partner or sole managing member, as applicable) and which the equity interest of the Partnership in both capital and profits is not less than 50%.

3.4           Covenant With Respect to Guaranteed Debt Collateral. The Partnership covenants with the Partner Guarantors with respect to the Guaranteed Debt that it will not pledge the collateral with respect to a Guaranteed Debt to secure any other indebtedness (unless such other indebtedness is, by its terms, subordinate in all respects to the Guaranteed Debt for which such collateral is security) or otherwise voluntarily dispose of or reduce the amount of such collateral unless either (A) after giving effect thereto the conditions in Section 3.3(b) would continue to be satisfied with respect to the Guaranteed Debt, and the Guaranteed Debt otherwise would continue to be Qualified Guarantee Indebtedness, or (B) the Partnership obtains from the lender with respect to the original Guaranteed Debt a full and complete release of any Partner Guarantor unless the Partner Guarantor expressly requests that it not be released.

3.5           Limitation on Additional Guarantees With Respect to Debt Secured by Collateral for Guaranteed Debt. The Partnership shall not offer the opportunity or make available to any person or entity other than a Protected Partner (or Indirect Owner) a guarantee of any Guaranteed Debt or other debt that is secured, directly or indirectly, by any collateral for Guaranteed Debt unless (i) such debt by its terms is subordinate in all respects to the Guaranteed Debt or, if such other guarantees are of the Guaranteed Debt itself, such guarantees by their terms must be paid in full before the lender can have recourse to the Partner Guarantors (i.e., the first dollar amount of recovery by the applicable lenders must be applied to the Guaranteed Amount); provided, however, that the foregoing shall not apply with respect to additional guarantees of Guaranteed Debt so long as the conditions set forth in Sections 3.3(b) and (e) would be satisfied immediately after the implementation of such additional guarantee (determined in the case of Section 3.3(b), based upon the fair market value of the collateral for such Guaranteed Debt at the time the additional guarantee is entered into and adding the amount of such additional guarantee(s) to the sum of the amounts guaranteed by Protected Partners under Section 3.2 plus any other preexisting “bottom dollar guarantee” previously permitted pursuant to this Section 3.5 or Sections 3.3(a) and (b) above, for purposes of making the computation provided for in Section 3.3(b)), and (ii) such other guarantees do not have the effect of reducing the amount of the Guaranteed Debt that is includible by any Partner Guarantor in its adjusted tax basis for its OP Units pursuant to Treasury Regulations Section 1.752-2.

3.6           [RESERVED]

3.7           Presumption as to Schedule 3.7. The form of the Guarantee Agreement attached hereto as Schedule 3.7 shall be conclusively presumed to satisfy the conditions set forth in Section 3.3 and to have caused the Guaranteed Debt to be considered allocable to the Guarantor Partner who enters into such Guarantee Agreement pursuant to Treasury Regulation § 1.752-2 and Section 465 of the Code so long as all of the following conditions are met with respect such Guaranteed Debt:

(i)	there are no other guarantees in effect with respect to such Guaranteed Debt (other than the guarantees contemporaneously being entered into by the Partner Guarantors pursuant to Section 3.2);

(ii)	the collateral securing such Guaranteed Debt is not, and shall not thereafter become, collateral for any other indebtedness that is senior to or pari passu with such Guaranteed Debt;

(iii)	the lender with respect to such Guaranteed Debt is not the Partnership, any Subsidiary or other entity in which the Partnership owns a direct or indirect interest, the REIT, any other partner in the Partnership, or any person related to any partner in the Partnership as determined for purposes of Treasury Regulation § 1.752-2 or any person that would be considered a “related party” as determined for purposes of Section 465 of the Code; and

(iv)	none of the REIT, nor any other partner in the Partnership, nor any person related to any partner in the Partnership as determined for purposes of Treasury Regulation § 1.752-2 shall have provided, or shall thereafter provide, collateral for, or otherwise shall have entered into, or shall thereafter enter into, a relationship that would cause such person or entity to be considered to bear the risk of loss with respect to such Guaranteed Debt, as determined for purposes of Treasury Regulation § 1.752-2 or that would cause such entity to be considered “at risk” with respect to such Guaranteed Debt, as determined for purposes of Section 465 of the Code.

ARTICLE 4

REMEDIES FOR BREACH

4.1           Monetary Damages. In the event that the Partnership or a Subsidiary breaches its obligations set forth in Article 2 or Article 3 with respect to a Protected Partner (or Indirect Owner), the Protected Partner’s (and Indirect Owner’s) sole right shall be to receive from the Partnership, and the Partnership shall pay to Protected Partner as damages, an amount equal to:

(i)          in the case of a violation of Article 3, the aggregate federal, state and local income taxes (including any applicable federal unearned income Medicare contribution under Section 1411 of the Code) incurred by the Protected Partner (or Indirect Owner) as a result of the income or gain allocated to, or otherwise recognized by, such Protected Partner (or Indirect Owner) by reason of such breach; and

(ii)         in the case of a violation of Article 2, the aggregate federal, state, and local income taxes (including any applicable federal unearned income Medicare contribution under Section 1411 of the Code) incurred with respect to the Protected Gain incurred with respect to the Protected Property that is allocable to such Protected Partner (or Indirect Owner);

plus an additional amount so that, after the payment by such Protected Partner (or Indirect Owner) of all federal, state and local income taxes on amounts received pursuant to this Section 4.1 (including any tax liability incurred as a result of such Protected Partner’s (or Indirect Owner’s) receipt of such indemnity payment), such Protected Partner (or Indirect Owner) retains an amount equal to its total federal, state and local income tax liability incurred as a result of such breach.

For purposes of computing the amount of the indemnity payment owed to a Protected Partner or Indirect Owner, (i) any deduction for state and local income taxes payable as a result thereof shall be treated as fully deductible for purposes of computing federal income taxes (taking into account any limitation or phaseout of itemized deductions applicable to taxpayers in the highest federal income tax bracket), and (ii) a Protected Partner’s tax liability shall be computed using the highest federal, state and local marginal income tax rates that would be applicable to such Protected Partner's taxable income (taking into account the character of such income or gain) for the year with respect to which the taxes must be paid, and, except as described in clause (i), without regard to any deductions, losses or credits that may be available to such Protected Partner that would reduce or offset its actual taxable income or actual tax liability if such deductions, losses or credits could be utilized by the Protected Partner to offset other income, gain or taxes of the Protected Partner, either in the current year, in earlier years, or in later years. In the case of a Protected Partner that is a partnership, “S corporation” or a disregarded entity for federal income tax purposes, the preceding sentence shall be applied treating each Indirect Owner of such partnership, “S corporation” or disregarded entity as if it were directly a Protected Partner.

4.2           Process for Determining Damages. If the Partnership or a Subsidiary has breached or violated any of the covenants set forth in Article 2 or Article 3 or a Protected Partner asserts that the Partnership or a Subsidiary has breached or violated any of the covenants set forth in Article 2 or Article 3 (a “Prohibited Transaction”), the Partnership and the Protected Partner agree to negotiate in good faith to resolve any disagreements regarding any such breach or violation and the amount of damages, if any, payable to such Protected Partner under Section 4.1. If any such disagreement cannot be resolved by the Partnership and such Protected Partner within (i) 60 days after the receipt of notice from the Partnership of such breach pursuant to Section 4.3, (ii) 60 days after the receipt of a notice from the Protected Partner that the Partnership or a Subsidiary has breached its obligations under this Agreement, which notice shall set forth the amount of income asserted to be recognized by the Protected Partner and the payment required to be made to such Protected Partner under Section 4.1 as a result of the breach, (iii) 10 days following the date that the Partnership notifies the Protected Partner (and its Indirect Owners) of its intention to settle, compromise and/or concede any Tax Claim or Proceeding pursuant to Section 7.2, or (iv) 10 days following any final determination of any Tax Claim or Proceeding, the Partnership and the Protected Partner shall jointly retain a nationally recognized “Big Four” independent public accounting firm (an “Accounting Firm”) to act as an arbitrator to resolve as expeditiously as possible all points of any such disagreement (including, without limitation, whether a breach of any of the covenants set forth in Article 2 and Article 3 has occurred and, if so, the amount of damages to which the Protected Partner is entitled as a result thereof, determined as set forth in Section 4.1). All determinations made by the Accounting Firm with respect to the resolution of any breach or violation of any of the covenants set forth in Article 2 and Article 3 and the amount of damages payable to the Protected Partner under Section 4.1 shall, subject to any subsequent Tax Claim or Proceeding, and subject to the last sentence of this Section 4.2, be final, conclusive and binding on the Partnership and the Protected Partner. The fees and expenses of any Accounting Firm incurred in connection with any such determination shall be shared equally by the Partnership and the Protected Partner; provided, however, that if the amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner is more than 5% higher than the amount proposed by the Partnership to be owed to such Protected Partner prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Partnership, and if the amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner is less than 95% of the amount proposed by the Partnership to be owed to the Protected Partner prior to the submission of the matter to the Accounting Firm then all fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Protected Partner. In the case of any Tax Claim or Proceeding that is resolved pursuant to a final determination or that is settled, compromised and/or conceded pursuant to Section 7.2, the amount of taxes due to the Internal Revenue Service or other taxing authority shall, to the extent that such taxes relate to matters covered in this Agreement, be presumed to be damages resulting from a breach of this Agreement, and the amount of any such damages shall be increased by any interest and penalties required to be paid by the Protected Partner (or Indirect Owner) with respect to such taxes (other than interest and penalties resulting from a failure of the Protected Partner (or Indirect Owner) to timely and properly file any tax return or to timely pay any tax, unless such failure resulted solely from the Protected Partner (or Indirect Owner) reporting and paying its taxes in a manner consistent with the Partnership) so that the amount of the damages under Section 4.1 shall not be less than the amount required to be paid to the Internal Revenue Service or other taxing authority that pertains to matters covered in this Agreement.

4.3           Required Notices; Time for Payment. In the event that there has been a breach of Article 2 or Article 3, the Partnership shall provide to the Protected Partners (or Indirect Owners), notice of the transaction or event giving rise to such breach, along with a calculation of the amount of income to be recognized by any Protected Partner (or Indirect Owner), and the amount required to be paid to such Protected Partner (or Indirect Owner), under Section 4.1 by reason thereof, not later than 30 days following the date that the Partnership becomes aware that such transaction or event constitutes a breach of this Agreement.

(b)           Notwithstanding anything to the contrary contained herein, the Partnership may not enter into a Prohibited Transaction unless, at least fourteen (14) days prior to entering into such transaction, the Partnership will have provided the Protected Partner with evidence reasonably satisfactory to the Protected Partner that, following such transaction, and including any proceeds from such transaction, the Partnership will have the requisite liquidity to make any necessary indemnification payments required pursuant to this Agreement. The Protected Partner shall have the right to seek and obtain specific performance or injunctive relief with respect to this Section 4.3(b).

(c)           All payments required to be made under Section 4.1 to any Protected Partner (or Indirect Owner) shall be made to such Protected Partner (or Indirect Owner) no less than five (5) days prior to the due date of the quarterly estimated tax payment for individuals which next follows the date that the transaction giving rise to the obligation hereunder is consummated; and provided further that any payment required to be made under Section 4.1 to any Protected Partner (or Indirect Owner) resulting from a Tax Claim or Proceeding shall be made on or before the date that the relevant taxes are required to be paid as a result of any final determination of such Tax Claim or Proceeding or any settlement, compromise and/or concession of such Tax Claim or Proceeding pursuant to Section 7.2. In the event of a payment made after the date required pursuant to this Section 4.3, interest shall accrue on the aggregate amount required to be paid from such date to the date of actual payment at a rate equal to the lesser of the (i) the “prime rate” of interest, as published in the Wall Street Journal (or if no longer published there, as announced by Citibank) effective as of the date the payment is required to be made plus 10% or (ii) 20%, but not to exceed the maximum amount permitted by law.

4.4           Additional Damages for Breaches of Section 3.4. Notwithstanding any of the foregoing in this Article 4, in the event that the Partnership should breach any of its covenants set forth in Section 3.4 hereof and a Protected Partner (or Indirect Owner) is required to make a payment in respect of such indebtedness that it would not have had to make if such breach had not occurred (an “Excess Payment”), then, in addition to the damages provided for in the other Sections of this Article 4, the Partnership shall pay to such Protected Partner (or Indirect Owner) an amount equal to the sum of (i) the Excess Payment, and (ii) an amount equal to the aggregate federal, state and local income taxes required to be paid by the Protected Partner (computed as set forth in Section 4.1) as a result of any payment required under this Section 4.4. Such amount shall be paid within fifteen (15) days of the Partnership’s receipt of notice from the Protected Partner (or Indirect Owner) of the Partnership’s breach of the covenants set forth in Section 3.4 hereof.

ARTICLE 5

SECTION 704(C) METHOD AND ALLOCATIONS

Notwithstanding any provision of the Partnership Agreement, the Partnership shall use, and shall cause any other Subsidiary to use, the “traditional method” under Treasury Regulations Section 1.704-3(b) for purposes of making all allocations under Section 704(c) of the Code with respect to the Protected Properties and for all other properties acquired by the Partnership pursuant to the Contribution Agreement to take into account the book-tax disparities as of the Closing Date (or, the Second Closing Date, as relevant) and with respect to any revaluation of such property pursuant to Treasury Regulations Sections 1.704-1(b)(2)(iv)(f), 1.704-1(b)(2)(iv)(g), or 1.704-3(a)(6) with no “curative allocations”, “remedial allocations” or adjustments to other items to offset the effects of the “ceiling rule,” including upon any sale of any such property.

ARTICLE 6

[RESERVED]

ARTICLE 7

TAX PROCEEDINGS

7.1           Notice of Tax Audits. If any claim, demand, assessment (including a notice of proposed assessment) or other assertion is made with respect to taxes against the Protected Partners or the Partnership, the calculation of which involves a matter covered in this Agreement, that could result in tax liability to a Protected Partner (“Tax Claim”) or if the REIT or the Partnership receives any notice from any jurisdiction with respect to any current or future audit, examination, investigation or other proceeding (“Tax Proceeding”) involving the Protected Partners or the Partnership or that otherwise could involve a matter covered in this Agreement and could directly or indirectly affect the Protected Partners (adversely or otherwise), the REIT or the Partnership, as applicable, shall promptly notify the Protected Partners of such Tax Claim or Tax Proceeding.

7.2           Control of Tax Proceedings. The REIT, as the sole member in the general partner of the Partnership, shall have the right to control the defense, settlement or compromise of any Tax Proceeding or Tax Claim; provided, however, that the REIT shall not consent to the entry of any judgment or enter into any settlement with respect to such Tax Claim or Tax Proceeding that could result in tax liability to a Protected Partner (or Indirect Owner) without the prior written consent of the affected Protected Partner (unless, and only to the extent, that any taxes required to be paid by the Protected Partner (or Indirect Owners) as a result thereof would be required to be reimbursed by the Partnership and the REIT under Article 4, and the Partnership and the REIT agree in connection with such settlement or consent to make such required payments); provided further that the Partnership shall keep Protected Partners duly informed of the progress thereof to the extent that such Proceeding or Tax Claim could directly or indirectly affect (adversely or otherwise) the Protected Partners (or Indirect Owners) and that the Protected Partner shall have the right to review and comment on any and all submissions made to the Internal Revenue Service, a court, or other governmental body with respect to such Tax Claim or Tax Proceeding and that the Partnership will consider such comments in good faith.

7.3           Timing of Tax Returns: Periodic Tax Information. The Partnership shall cause to be delivered to each Protected Partner, as soon as practicable each year, the Schedules K-1 that the Partnership is required to deliver to such Protected Partner with respect to the prior taxable year. In addition, the Partnership agrees to provide to each Protected Partner, upon request, an estimate of the taxable income expected to be allocable for a specified taxable year from the Partnership to such Protected Partner, provided that such estimates shall not be required to be provided more frequently than once each calendar quarter.

ARTICLE 8

AMENDMENT OF THIS AGREEMENT; WAIVER OF CERTAIN PROVISIONS;

8.1           Amendment. This Agreement may not be amended, directly or indirectly (including by reason of a merger between the Partnership and another entity) except by a written instrument signed by the REIT (and if different, the general partner of the Partnership) and each of the Protected Partners.

8.2           Waiver. Notwithstanding the foregoing, upon written request by the Partnership, each Protected Partner (or Indirect Owner), in its sole discretion, may waive the payment of any damages that is otherwise payable to such Protected Partner (or Indirect Owner) pursuant to Article 4 hereof. Such a waiver shall be effective only if obtained in writing from the affected Protected Partner (or Indirect Owner).

ARTICLE 9

MISCELLANEOUS

9.1           Additional Actions and Documents. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver, and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

9.2           Assignment. No party hereto shall assign its or his rights or obligations under this Agreement, in whole or in part, except by operation of law, without the prior written consent of the other parties hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect.

9.3           Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Protected Partner and their respective successors and permitted assigns, whether so expressed or not. This Agreement shall be binding upon the REIT, the Partnership, and any entity that is a direct or indirect successor, whether by merger, transfer, spin-off or otherwise, to all or substantially all of the assets of either the REIT or the Partnership (or any prior successor thereto as set forth in the preceding portion of this sentence), provided that none of the foregoing shall result in the release of liability of the REIT and the Partnership hereunder. The REIT and the Partnership covenant with and for the benefit of the Protected Partner (and Indirect Owners) not to undertake any transfer of all or substantially all of the assets of either entity (whether by merger, transfer, spin-off or otherwise) unless the transferee has acknowledged in writing and agreed in writing to be bound by this Agreement, provided that the foregoing shall not be deemed to permit any transaction otherwise prohibited by this Agreement.

9.4           Subsidiary Entities. Any entity controlled by the Partnership or the REIT that holds an interest in the Protected Properties shall be bound by all of the limitations and restriction to which the Partnership is subject hereunder as if such entity were originally a signatory to this Agreement in lieu of the Partnership and the REIT.

9.5           Modification: Waiver. No failure or delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and not exclusive of any rights or remedies which they would otherwise have. No modification or waiver of any provision of this Agreement, nor consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

9.6           Captions. The Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

9.7           Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

(i)	if to the Partnership, or the REIT, to:

c/o Campus Crest Communities, Inc.

2100 Rexford Road, Suite 414

Charlotte, North Carolina 28211

Attention: Chief Financial Officer

Facsimile: (704) 973-0965

(ii)	if to a Protected Partner, to the address on file with the Partnership.

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, or faxed in the manner described above, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a facsimile) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

9.8           Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

9.9           Governing Law. The interpretation and construction of this Agreement, and all matters relating thereto, shall be governed by the laws of the State of Delaware, without regard to the choice of law provisions thereof.

9.10        Consent to Jurisdiction; Enforceability.

(i)          This Agreement and the duties and obligations of the parties hereunder shall be enforceable against any of the parties in the courts of the State of Delaware. For such purpose, each party hereto hereby irrevocably submits to the nonexclusive jurisdiction of such courts and agrees that all claims in respect of this Agreement may be heard and determined in any of such courts.

(ii)         Each party hereto hereby irrevocably agrees that a final judgment of any of the courts specified above in any action or proceeding relating to this Agreement shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

9.11         Severability. If any part of any provision of this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

9.12         Costs of Disputes. Except as otherwise expressly set forth in this Agreement, the nonprevailing party in any dispute arising hereunder shall bear and pay the costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the prevailing party or parties in connection with resolving such dispute.

9.13         Representations and Warranties Regarding Authority.

(i)          Representations and Warranties of the REIT and the Partnership. Each of the REIT and the Partnership has the requisite corporate or other (as the case may be) power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement by each of the REIT and the Partnership and the performance of each of its respective obligations hereunder have been duly authorized by all necessary trust, partnership, or other (as the case may be) action on the part of each of the REIT and the Partnership. This Agreement has been duly executed and delivered by each of the REIT and the Partnership and constitutes a valid and binding obligation of each of the REIT and the Partnership, enforceable against each of the REIT and the Partnership in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy or insolvency laws (or other laws affecting creditors’ rights generally) or (ii) general principles of equity. The execution and delivery of this Agreement by each of the REIT and the Partnership do not, and the performance by each of its respective obligations hereunder will not, conflict with, or result in any violation of (x) the Partnership Agreement or (y) any other agreement applicable to the REIT and/or the Partnership, other than, in the case of clause (y), any such conflicts or violations that would not materially adversely affect the performance by the Partnership and the REIT of their obligations hereunder.

(ii)         Representations and Warranties of the Protected Partners. Each of the Protected Partners has the requisite corporate or other (as the case may be) power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement by each of the Protected Partners and the performance of each of its respective obligations hereunder have been duly authorized by all necessary trust, partnership, or other (as the case may be) action on the part of each of the Protected Partners. This Agreement has been duly executed and delivered by each of the Protected Partners and constitutes a valid and binding obligation of each of the Protected Partners.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the REIT, the Partnership, and the Protected Partners, have caused this Agreement to be signed by their respective officers (or general partners) thereunto duly authorized all as of the date first written above.

CAMPUS CREST COMMUNITIES, INC.

By:	/s/ Aaron Halfacre
Name:	Aaron Halfacre
Title:	Executive Vice President and Chief Investment Officer

CAMPUS CREST COMMUNITIES OPERATING PARTNERSHIP, L.P.
By:	Campus Crest GP, LLC, its general partner
By:	Campus Crest Communities, Inc., its sole member

By:	/s/ Aaron Halfacre
Name:	Aaron Halfacre
Title:	Executive Vice President and Chief Investment Officer

McWhirter Family Limited Partnership

By:	/s/ John R. McWhirter
Name:	John R. McWhirter
Title:	General Partner

By:	/s/ Jeanette D. McWhirter
Name:	Jeanette D. McWhirter
Title:	General Partner

/s/ John W. McWhiter
John W. McWhirter

/s/ Jodi McWhiter
Jodi McWhirter

/s/ Thomas D. Simco
Thomas D. Simco

/s/ Betty Simco
Betty Simco

/s/ Mark McWhiter
Mark McWhirter

/s/ Deborah McWhiter
Deborah McWhirter

/s/ Andrew J. McWhiter
Andrew J. McWhirter

/s/ Mary James
Mary James

/s/ Eric Heiser
Eric Heiser

/s/ Rebeccas Heiser
Rebecca Heiser

/s/ Brian McWhiter
Brian McWhirter

/s/ Susan McWhiter
Susan McWhirter

Heiser Properties, LLC

/s/ Robert F. Heiser
Name:	Robert F. Heiser
Title:	Authorized Signatory

/s/ Judy Heiser
Name:	Judy Heiser
Title:	Authorized Signatory

/s/ Gail McWhiter
Gail McWhirter

/s/ Frederick Brenner
Frederick Brenner

/s/ Patricia Oldford
Patricia Oldford

/s/ Chris Summers
Chris Summers

/s/ Maria Summers
Maria Summers

/s/ Thomas Foley
Thomas Foley

Schedule 2.1(i)

Protected Partners

Name of Protected Partner

McWhirter Family Limited Partnership
John W. McWhirter
Jodi McWhirter
Thomas & Betty Simco
Mark & Deborah McWhirter
Andrew J. McWhirter
Mary James
Eric & Rebecca Heiser
Brian & Susan McWhirter
Heiser Properties
Gail McWhirter
Frederick Brenner
Patricia Oldford
Chris & Maria Summers
Thomas Foley

Schedule 2.1(ii)

First Closing Protected Properties

Entity	Property	City	State	Section 704(c) Value Fair Market Value

CBTC 3, LLC	IUP P1	Indiana	PA	$13,942,706

CBTC 4, LLC	IUP P2	Indiana	PA	$10,009,171

CBTC 7, LLC	Radford	Radford	VA	$23,973,448

CBTC 9, LLC	Northbrook	State College	PA	$26,696,589

CBTC 13, LLC	Mt. Pleasant P1	Mt. Pleasant	MI	$34,097,830

CBTC 15, LLC	Bowling Green P1	Bowling Green	OH	$13,633,666

CBTC 17, LLC	Bowling Green P2	Bowling Green	OH	$7,507,755

CBTC 16, LLC	Grand Valley P1	Allendale	MI	$36,281,964

CBTC 24, LLC	Grand Valley P2	Allendale	MI	$17,302,678

CBTC 20, LLC	Missouri	Columbia	MO	$39,129,761

CBTC 21, LLC	Statesboro P1	Statesboro	GA	$44,723,700

CBTC 25, LLC	South Carolina P1	Columbia	SC	$52,956,657

CBTC 32, LLC	South Carolina P2	Columbia	SC	$11,108,995

CBTC 35, LLC	San Marcos P2	San Marcos	TX	$25,582,568

CBTC 36, LLC	Statesboro P2	Statesboro	GA	$14,825,669

CBTC 38, LLC	Mt. Pleasant P2	Mt. Pleasant	MI	$14,103,688

		Total		$385,876,845

Schedule 2.1(ii)()

Second Closing Protected Properties

Entity	Property	City	State	Section 704(c) Value Fair Market Value

CBTC 29, LLC	San Marcos P1	San Marcos	TX	$51,211,123

		Total		$51,211,123

Schedule 3.1(a)

Initial Minimum Liability Amount

Protected Partner	Minimum Liability Amount
MFLP	$23,799,360
John W. McWhirter	$3,926,641
Jodi McWhirter	$3,926,656
Thomas & Betty Simco	$7,898,438
Mark & Deborah McWhirter	$7,564,668
Andrew J. McWhirter	$3,797,840
Mary James	$3,782,169
Eric & Rebecca Heiser	$7,549,329
Brian & Susan McWhirter	$7,539,278
Heiser Properties	$7,562,341
Gail McWhirter	$1,261,816
Frederick Brenner	$5,933,412
Patricia Oldford	$2,908,474
Chris & Maria Summers	$2,990,667
Thomas Foley	—
TOTAL	$90,441,089

Schedule 3.1(a)(ii)

Minimum Liability Amount – Following Occurrence of the Second Closing

Protected Partner	Minimum Liability Amount
MFLP	$26,285,821
John W. McWhirter	$4,337,428
Jodi McWhirter	$4,337,444
Thomas & Betty Simco	$8,724,381
Mark & Deborah McWhirter	$8,358,307
Andrew J. McWhirter	$4,196,161
Mary James	$4,178,973
Eric & Rebecca Heiser	$8,341,483
Brian & Susan McWhirter	$8,330,460
Heiser Properties	$8,355,754
Gail McWhirter	$1,394,768
Frederick Brenner	$6,574,137
Patricia Oldford	$3,222,194
Chris & Maria Summers	$3,346,578
Thomas Foley	$16,111
TOTAL	$100,000,000

Schedule 3.7

Form of Guarantee

GUARANTEE

This Guarantee is made and entered into as of the ____ day of ___________ ____, by the persons listed on Exhibit A annexed hereto (the “Guarantors”) for the benefit of the Lender set forth on Exhibit B annexed hereto and made a part hereof (the “Lender”) which term shall include any person or entity who hereafter holds the Note (as defined below) in accordance with the terms hereof).

RECITALS

WHEREAS, the Lender has loaned to the borrower set forth on Exhibit B (the “Borrower”) the amount set forth opposite such Lender’s name on Exhibit B, which loan (i) is evidenced by the promissory note described on Exhibit C hereto (the “Note”), (ii) has a current outstanding balance in the amount set forth on Exhibit B annexed hereto, and (ii) is secured by a mortgage or deed of trust on the collateral described on Exhibit D annexed hereto (the “Deed of Trust”), with the property and other assets securing such Deed of Trust referred to as the “Collateral”);

WHEREAS, the Borrower is either Campus Crest Communities Operating Partnership L.P., a Delaware limited partnership (the “Partnership”) or a Subsidiary of the Partnership in which the Partnership owns a [__%] or greater interest in the Subsidiary;

WHEREAS, the Guarantors are limited partners in the Partnership; and

WHEREAS, the Guarantors are executing and delivering this Guarantee to guarantee a portion of the Borrower’s payments with respect to the Note, subject to and otherwise in accordance with the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing recitals and facts and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, each of the Guarantors hereby agree as follows:

1.   Guarantee and Performance of Payment.

(a)            The Guarantors hereby irrevocably and unconditionally guarantee the collection by the Lender of, and hereby agree to pay to the Lender upon demand (following (1) foreclosure of the Deed of Trust, exercise of the powers of sale thereunder and/or acceptance by the Lender of a deed to the Collateral in lieu of foreclosure, and (2) the exhaustion of the exercise of any and all remedies available to the Lender against the Borrower, including, without limitation, realizing upon the assets of the Borrower other than the Collateral against which the Lender may have recourse), an amount equal to the excess, if any, of the Guaranteed Amount set forth on Exhibit B over the Lender Proceeds (as hereinafter defined) (which excess is referred to as the “Aggregate Guarantee Liability”). The amounts payable by each Guarantor in respect of the guarantee obligations hereunder shall be in the same proportion as the dollar amounts listed next to such Guarantor’s name on Exhibit A attached hereto bears to the total Guaranteed Amount set forth on Exhibit A, provided that, notwithstanding anything to the contrary contained in this Guarantee, each Guarantor’s aggregate obligation under this Guarantee shall be limited to the dollar amount set forth on Exhibit A attached hereto next to such Guarantor’s name. The Guarantors’ obligations as set forth in this paragraph 1(a) are hereinafter referred to as the “Guaranteed Obligations.”

(b)           For the purposes of this Guarantee, the term “Lender Proceeds” shall mean the aggregate of (i) the Foreclosure Proceeds (as hereinafter defined) plus (ii) all amounts collected by the Lender from the Borrower (other than payments of principal, interest or other amounts required to be paid by the Borrower to Lender under the terms of the Note that are paid by the Borrower to the Lender at a time when no default has occurred under the Note and is continuing) or realized by the Lender from the sale of assets of the Borrower other than the Collateral.

(c)           For the purposes of this Guarantee, the term “Foreclosure Proceeds” shall have the applicable meaning set forth below with respect to the Collateral:

1.             If at least one bona fide third party unrelated to the Lender (and including, without limitation, any of the Guarantors) bids for such Collateral at a sale thereof, conducted upon foreclosure of the related Deed of Trust or exercise of the power of sale thereunder, Foreclosure Proceeds shall mean the highest amount bid for such Collateral by the party that acquires title thereto (directly or through a nominee) at or pursuant to such sale. For the proposes of determining such highest bid, amounts bid for the Collateral by the Lender shall be taken into account notwithstanding the fact that such bids may constitute credit bids which offset against the amount due to the Lender under the Note.

2.             If there is no such unrelated third-party at such sale of the Collateral so that the only bidder at such sale is the Lender or its designee, the Foreclosure Proceeds shall be deemed to be fair market value (the “Fair Market Value”) of the Collateral as of the date of the foreclosure sale, as such Fair Market Value shall be mutually agreed upon by the Lender and the Guarantor or determined pursuant to subparagraph 1(d).

3.             If the Lender receives and accepts a deed to the Collateral in lieu of foreclosure in partial satisfaction of the Borrower’s obligations under the Note, the Foreclosure Proceeds shall be deemed to be the Fair Market Value of such Collateral as of the date of delivery of the deed-in-lieu of foreclosure, as such Fair Market Value shall be mutually agreed upon by the Lender and the Guarantor or determined pursuant to subparagraph 1(d).

(d)           Fair Market Value of the Collateral (or any item thereof) shall be the price at which a willing seller not compelled to sell would sell such Collateral, and a willing buyer not compelled to buy would purchase such Collateral, free and clear of all mortgages but subject to all leases and reciprocal easements and operating agreements. If the Lender and the Guarantor are unable to agree upon the Fair Market Value of any Collateral in accordance with subparagraphs 1(c) 2. or 3. above, as applicable, within twenty (20) days after the date of the foreclosure sale or the delivery of the deed-in-lieu of foreclosure, as applicable, relating to such Collateral, either party may have the Fair Market Value of such Collateral determined by appraisal by appointing an appraiser having the qualifications set forth below to determine the same and by notifying the other party of such appointment within twenty (20) days after the expiration of such twenty (20) day period. If the other party shall fail to notify the first party, within twenty (20) days after its receipt of notice of the appointment by the first party, of the appointment by the other party of an appraiser having the qualifications set forth below, the appraiser appointed by the first party shall alone make the determination of such Fair Market Value. Appraisers appointed by the parties shall be members of the Appraisal Institute (MAI) and shall have at least ten years’ experience in the valuation of properties similar to the Collateral being valued in the greater metropolitan area in which such Collateral is located. If each party shall appoint an appraiser having the aforesaid qualifications and if such appraisers cannot, within thirty (30) days after the appointment of the second appraiser, agree upon the determination hereinabove required, then they shall select a third appraiser which third appraiser shall have the aforesaid qualifications, and if they fail so to do within forty (40) days after the appointment of the second appraiser they shall notify the parties hereto, and either party shall thereafter have the right, on notice to the other, to apply for the appointment of a third appraiser to the chapter of the American Arbitration Association or its successor organization located in the metropolitan area in which the Collateral is located or to which the Collateral is proximate or if no such chapter is located in such metropolitan area, in the metropolitan area closest to the Collateral in which such a chapter is located. Each appraiser shall render its decision as to the Fair Market Value of the Collateral in question within thirty (30) days after the appointment of the third appraiser and shall furnish a copy thereof to the Lender and the Guarantor. The Fair Market Value of the Collateral shall then be calculated as the average of (i) the Fair Market Value determined by the third appraiser and (ii) whichever of the Fair Market Values determined by the first two appraisers is closer to the Fair Market Value determined by the third appraiser; provided, however, that if the Fair Market Value determined by the third appraiser is higher or lower than both Fair Market Values determined by the first two appraisers, such Fair Market Value determined by the third appraiser shall be disregarded and the Fair Market Value of the Collateral shall then be calculated as the average of the Fair Market Value determined by the first two appraisers. The Fair Market Value of a Property, as so determined, shall be binding and conclusive upon the Lender and the Guarantors. Guarantors shall bear the cost of its own appraiser and, subject to subparagraph 1(e), shall bear all reasonable costs of appointing, and the expenses of, any other appraiser appointed pursuant to this subparagraph (1)(d).

(e)           Notwithstanding anything in the preceding subparagraphs of this paragraph 1, (i) in no event shall the aggregate amount required to be paid pursuant to this Guarantee by the Guarantors as a group with respect to all defaults under the Note and the Deed of Trust securing the obligations thereunder exceed the Guaranteed Amount set forth on Exhibit B hereto, and (ii) the aggregate obligation of each Guarantor hereunder with respect to the Guaranteed Obligation shall be limited to the lesser of (I) the product of (w) the Individual Guarantee Percentage for such Guarantor set forth on Exhibit A hereto multiplied by (x) the Guaranteed Amount, or (II) the product of (y) such Guarantor’s Individual Guarantee Percentage multiplied by (z) the Aggregate Guarantee Liability.

(f)            In confirmation of the foregoing, and without limitation, the Lender must first exhaust all of its rights and remedies against all property of the Borrower as to which the Lender has (or may have) a right of recourse, including, without limitation, the institution and prosecution to completion of appropriate foreclosure proceedings under the Deed of Trust, before exercising any right or remedy or making any claim, under this Guarantee.

(g)           The obligations under this Guarantee shall be personal to each Guarantor and shall not be affected by any transfer of all or any part of a Guarantor’s interests in the Partnership; provided, however, that if a Guarantor has disposed of all of its equity interests in the Partnership, the obligations of such Guarantor under this Guarantee shall terminate 12 months after the date of such disposition (the “Termination Date”) provided (i) the Guarantor notifies the Lender that it is terminating its obligations under this Guarantee as of the Termination Date and (ii) the fair market value of the Collateral exceeds the outstanding balance of the Note, including accrued and unpaid interest, as of the Termination Date. Further, no Guarantor shall have the right to recover from the Borrower any amounts such Guarantor pays pursuant to this Guarantee (except and only to the extent that the amount paid to the Lender by such Guarantor exceeds the amount required to be paid by such Guarantor under the terms of this Guarantee).

(h)           The obligations of any Guarantor who is an individual as a Guarantor hereunder shall terminate with respect to such Guarantor one week after the death of such Guarantor if, as a result of the death of such Guarantor, all property held by the Guarantor on the date of death would have a basis for federal income tax purposes equal to the fair market value of such property on such date (unless a later date were to be elected by the executor of the Guarantor’s estate in accordance with the applicable provisions of the Internal Revenue Code).

2.             Intent to Benefit Lender. This Guarantee is expressly for the benefit of the Lender. The Guarantors intend that the Lender shall have the right to enforce the obligations of the Guarantors hereunder separately and independently of the Borrower, subject to the provisions of paragraph 1 hereof, without any requirement whatsoever of resort by the Lender to any other party. The Lender’s rights to enforce the obligations of the Guarantors hereunder are material elements of this Guarantee. This Guarantee shall not be modified, amended or terminated (other than as specifically provided herein) without the written consent of the Lender. The Borrower shall furnish a copy of this Guarantee to the Lender contemporaneously with its execution.

3.             Waivers. Each Guarantor intends to bear the ultimate economic responsibility for the payment hereof of the Guaranteed Obligations to the extent set forth in paragraph 1 above. Pursuant to such intent:

(a)           Except as expressly set forth in paragraph 1 above, each Guarantor expressly waives any right (pursuant to any law, rule, arrangement or relationship) to compel the Lender, or any subsequent holder of the Note or any beneficiary of the Deed of Trust to sue or enforce payment thereof or pursue any other remedy in the power of the Borrower, the Lender or any subsequent holder of the Note or any beneficiary of the Deed of Trust whatsoever, and failure of the Borrower or the Lender or any subsequent holder of the Note or any beneficiary of the Deed of Trust to do so shall not exonerate, release or discharge a Guarantor from its absolute unconditional obligations under this Guarantee. Each Guarantor hereby binds and obligates itself, and its permitted successors and assignees, for performance of the Guaranteed Obligations according to the terms hereof, whether or not the Guaranteed Obligations or any portion thereof are valid now or hereafter enforceable against the Borrower or shall have been incurred in compliance with any of the conditions applicable thereto, subject, however, in all respects to the Guarantee Limit and the other limitations set forth in paragraph 1.

(b)           Each Guarantor expressly waives any right (pursuant to any law, rule, arrangement, or relationship) to compel any other person (including, but not limited to, the Borrower, the Partnership, any subsidiary of the Partnership or the Borrower, or any other partner or affiliate of the Partnership or the Borrower) to reimburse or indemnify such Guarantor for all or any portion of amounts paid by such Guarantor pursuant to this Guarantee to the extent such amounts do not exceed the amounts required to be paid by such Guarantor pursuant to paragraph 1 hereof (taking into account the limitations set forth therein).

(c)           Except as expressly set forth in paragraph 1 above, if and only to the extent that the Borrower has made similar waivers under the Note or the Deed of Trust, each Guarantor expressly waives: (i) the defense of the statute of limitations in any action hereunder or for the collection or performance of the Note or the Deed of Trust; (ii) any defense that may arise by reason o£ the incapacity, or lack of authority of the Borrower, the revocation or repudiation hereof by such Guarantor, the revocation or repudiation of the Note or the Deed of Trust by the Borrower, the failure of the Lender to file or enforce a claim against the estate (either in administration, bankruptcy or any other proceeding) of the Borrower; the unenforceability in whole or in part of the Note, the Deed of Trust or any other document or instrument related thereto; the Lender’s election, in any proceeding by or against the Borrower under the federal Bankruptcy Code, of the application of Section 1111(b)(2) of the federal Bankruptcy Code; or any borrowing or grant of a security interest under Section 364 of the federal Bankruptcy Code; (iii) presentment, demand for payment, protest, notice of discharge, notice of acceptance of this Guarantee or occurrence of, or any default in connection with, the Note or the Deed of Trust, and indulgences and notices of any other kind whatsoever, including, without limitation, notice of the disposition of any collateral for the Note; (iv) any defense based upon an election of remedies (including, if available, an election to proceed by non-judicial foreclosure) or other action or omission by the Lender or any other person or entity which destroys or otherwise impairs any indemnification, contribution or subrogation rights of such Guarantor or the right of such Guarantor, if any, to proceed against the Borrower for reimbursement, or any combination thereof; (v) subject to Paragraph 4 below, any defense based upon any taking, modification or release of any collateral or guarantees for the Note, or any failure to create or perfect any security interest in, or the taking of or failure to take any other action with respect to any collateral securing payment or performance of the Note; (vi) any rights or defenses based upon any right to offset or claimed offset by such Guarantor against any indebtedness or obligation now or hereafter owed to such Guarantor by the Borrower; or (vii) any rights or defenses based upon any rights or defenses of the Borrower to the Note or the Deed of Trust (including, without limitation, the failure or value of consideration, any statute of limitations, accord and satisfaction, and the insolvency of the Borrower); it being intended, except as expressly set forth in Paragraph 1 above, that such Guarantor shall remain liable hereunder, to the extent set forth herein, notwithstanding any act, omission or thing which might otherwise operate as a legal or equitable discharge of any of such Guarantor or of the Borrower.

4.             Amendment of Note and Deed of Trust. Without in any manner limiting the generality of the foregoing, the Lender or any subsequent holder of the Note or beneficiary of the Deed of Trust may, from time to time, without notice to or consent of the Guarantors, agree to any amendment, waiver, modification or alteration of the Note or the Deed of Trust relating to the Borrower and its rights and obligations thereunder (including, without limitation, renewal, waiver or variation of the maturity of the indebtedness evidenced by the Note, increase or reduction of the rate of interest payable under the Note, release, substitution or addition of any Guarantor or endorser and acceptance or release of any security for the Note), it being understood and agreed by the Lender, however, that the Guarantor’s obligations hereunder are subject, in all events, to the limitations set forth in Paragraph 1; provided that (i) in the event that the Lender consents to the release of any Collateral securing the Note pursuant to the Deed of Trust, the Guaranteed Amount shall be reduced by the Fair Market Value of such Collateral on the date of such release (determined as set forth in Section 1(d)); and (ii) upon any material change to the Note or the Deed of Trust, including, without limitation, the maturity date or the interest rate of the Note, or upon any release or substitution of any Collateral securing the Note, within thirty (30) days of any Guarantor’s receipt of actual notice of such event, subject to the following sentence, such Guarantor may elect to terminate such Guarantor’s obligations under this Guarantee by written notice to the Lender. Such termination shall take effect on the 31st day following such actual notice, provided that no default under the Guaranteed Obligation has occurred and is then continuing.

5.             Termination of Guarantee. Subject to paragraph 4, this Guarantee is irrevocable as to any and all of the Guaranteed Obligations.

6.             Independent Obligations. Except as expressly set forth in paragraph 1, the obligations of each Guarantor hereunder are independent of the obligations of the Borrower, and a separate action (or actions) may be brought by a Lender against the Guarantors, whether or not actions are brought against the Borrower. Each Guarantor expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Guarantor may now or hereafter have against the Borrower, or any other person directly or contingently liable for the payment or performance of the Note and the Deed of Trust arising from the existence or performance of this Guarantee (including, but not limited to, the Partnership, Campus Crest Communities, Inc., or any other partner of the Partnership) (except and only to the extent that a Guarantor makes a payment to the Lender in excess of the amount required to be paid under paragraph 1 and the limitations set forth therein).

7.             Understanding With Respect to Waivers. Each Guarantor warrants and represents that each of the waivers set forth above are made with full knowledge of their significance and consequences, and that under the circumstances, the waivers are reasonable and not contrary to public policy or law. If any of said waivers are determined to be contrary to any applicable law or public policy, such waiver shall be effective only to the maximum extent permitted by law.

8.             No Assignment. No Guarantor shall be entitled to assign his or her rights or obligations under this Guarantee to any other person without the written consent of the Lender.

9.             Entire Agreement. The parties agree that this Guarantee contains the entire understanding and agreement between them with respect to the subject matter hereof and cannot be amended, modified or superseded, except by an agreement in writing signed by the parties.

10.           Notices. Any notice given pursuant to this Guarantee shall be in writing and shall be deemed given when delivered personally, or sent by registered or certified mail, postage prepaid, as follows:

If to the Partnership:

Campus Crest Communities Operating Partnership, L.P.

Campus Crest Communities, Inc.

2100 Rexford Road, Suite 414

Charlotte, NC 28211

Attention: Chief Financial Officer

Facsimile: (704) 937-0965

or to such other address with respect to which notice is subsequently provided in the manner set forth above; and

If to a Guarantor, to the address set forth on Exhibit A hereto, or to such other address with respect to which notice is subsequently provided in the manner set forth above.

11.           Applicable Law. This Guarantee shall be governed by, interpreted under and construed in accordance with the laws of the State of Delaware without reference to its choice of law provisions.

12.           Consent to Jurisdiction: Enforceability

(a)            This Guarantee and the duties and obligations of the parties hereto shall be enforceable against each Guarantor in the courts of the State of Delaware. For such purpose, each Guarantor hereby irrevocably submits to the nonexclusive jurisdiction of such courts and agrees that all claims in respect of this Guarantee may be heard and determined in any of such courts.

(b)           Each Guarantor hereby irrevocably agrees that a final judgment of any of the courts specified above in any action or proceeding relating to this Guarantee shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

13.           Condition of Borrower. Each Guarantor is fully aware of the financial condition of the Borrower and is executing and delivering this Guarantee based solely upon its own independent investigation of all matters pertinent hereto and is not relying in any manner upon any representation or statement of the Lender or the Borrower. Each Guarantor represents and warrants that it is in a position to obtain, and hereby assumes full responsibility for obtaining, any additional information concerning the Borrower’s financial conditions and any other matter pertinent hereto as it may desire, and it is not relying upon or expecting the Lender to furnish to it any information now or hereafter in the Lender’s possession concerning the same. By executing this Guarantee, each Guarantor knowingly accepts the full range of risks encompassed within a contract of this type, which risks it acknowledges.

14.           Expenses. Each Guarantor agrees that, promptly after receiving Lender’s notice therefor, such Guarantor shall reimburse Lender, subject to the limitation set forth in subparagraph 1(e) and to the extent that such reimbursement is not made by Borrower, for all reasonable expenses (including, without limitation, reasonable attorneys fees and disbursements) incurred by Lender in connection with the collection of the Guaranteed Obligations or any portion thereof or with the enforcement of this Guarantee.

IN WITNESS WHEREOF, the undersigned Guarantors set forth on Exhibit A hereto have executed this Guarantee as of the date first set forth above.